Exhibit 23.3

TIANYUAN LAW FIRM

11F/Tower C, Corporate Square, 35 Financial St.

Beijing. 100032, P. R. China

Tel: (8610) 8809-2188; Fax: (8610)8809-2150.

Date: September 20, 2007

JA Solar Holdings Co., Ltd.

Jinglong Group Industrial Park

Jinglong Street

Ningjin, Hebei Province

The People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Chinese Government Regulations” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by JA Solar Holdings Co., Ltd. on September 20 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Liu Yan
Tian Yuan Law Firm